Exhibit 99(10)(J)

JENNISONDRYDEN MUTUAL FUNDS
STRATEGIC PARTNERS MUTUAL FUNDS
The Prudential Investment Portfolios, Inc.
(The Fund)

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18F-3

The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”), setting forth the separate arrangement and expense allocation of each class of shares in each Fund.  Any material amendment to this plan with respect to a Fund is subject to prior approval of the Board of Directors/Trustees, including a majority of the independent Directors/Trustees.

CLASS CHARACTERISTICS

CLASS A SHARES :

Class A shares are subject to an initial sales charge and an annual distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) not to exceed 0.30 of 1% per annum of the average daily net assets of the class.  The initial sales charge is waived or reduced for certain eligible investors.  Investors who purchase $1 million or more of Class A shares and for whom the initial sales charge would be waived are subject to a contingent deferred sales charge (“CDSC”) of 1% on shares that are redeemed within 12 months of purchase.  The CDSC is waived for purchases by certain retirement and/or benefit plans affiliated with Prudential.

CLASS B SHARES :

Class B shares are not subject to an initial sales charge but are subject to a CDSC (declining from 5% to zero over a six-year period) which will be imposed on certain redemptions and an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class.  The CDSC is waived for certain eligible investors.  Class B shares automatically convert to Class A shares approximately seven years after purchase.

CLASS C SHARES :

Class C shares are subject to a low initial sales charge (no sales charge will be imposed as of February 2, 2004) and a 1% CDSC which will be imposed on certain redemptions within the first 18 months after purchase (12 months after purchase as of February 2, 2004) and an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class.

CLASS Z SHARES :	Class Z shares are not subject to either an initial sales charge or CDSC, nor are they subject to any Rule 12b-1 fee.

CLASS R SHARES:

Class R shares are not subject to either an initial sales charge or CDSC, but they are subject to an annual distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) not to exceed 0.75 of 1% per annum of the average daily net assets of the class.

CLASS L SHARES :

Class L shares are subject to an initial sales charge and an annual distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) not to exceed 0.30 of 1% per annum of the average daily net assets of the class.  The initial sales charge is waived or reduced for certain eligible investors.  Investors who purchase $1 million or more of Class A shares and for whom the initial sales charge would be waived are subject to a contingent deferred sales charge (“CDSC”) of 1% on shares that are redeemed within 12 months of purchase. The CDSC is waived for purchases by certain retirement and/or benefit plans affiliated with Prudential.

CLASS M SHARES :

Class M shares are not subject to an initial sales charge but are subject to a CDSC (declining from 5% to zero over a six-year period) which will be imposed on certain redemptions and an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class.  The CDSC is waived for certain eligible investors.  Class M shares automatically convert to Class L shares approximately seven years after purchase.

CLASS X SHARES :

Class X shares are not subject to an initial sales charge but are subject to a CDSC (declining from 5% to zero over a six-year period) which will be imposed on certain redemptions and an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class.  The CDSC is waived for certain eligible investors.

NEW CLASS X SHARES :

New Class X shares may pay distribution and service fees at an annual rate of up to 1.0% of the relevant Fund’s average net assets attributable to Class X shares.  Amounts payable under the New Class X Plan are subject to such further limitations as the Board of Directors may from time to time determine and as are set forth in the Registration Statement.  The New Class X shares of each Fund are offered at a public offering price that is equal to their NAV, with no initial sales charge.

INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of the Fund will be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Fund may be different from that paid by another class of the Fund because of Rule 12b-1 fees and other expenses borne exclusively by that class.

EXCHANGE PRIVILEGE

Holders of Class A Shares, Class B Shares, Class C Shares, Class L, Class M, Class X, New Class X, Class Z and Class R Shares shall have such exchange privileges as set forth in the Fund’s current prospectus. Exchange privileges may vary among classes and among holders of a Class.

CONVERSION FEATURES

Class B shares will automatically convert to Class A shares on a quarterly basis approximately seven years after purchase.  Conversions will be effected at relative net asset value without the imposition of any additional sales charge.  Class B shares acquired through the reinvestment of dividends or distributions will be subject to conversion in accordance with the procedures utilized by the broker-dealer through which the Class B shares were purchased, to the extent such broker-dealer provides sub-accounting services to the Fund, otherwise the procedures utilized by Prudential Mutual Fund Services, LLC, or its affiliates, shall be used.

Class M shares of any Fund automatically convert to Class A shares of the same Fund eight years after the first business day of the calendar month of their purchase.  Such conversion will be effected on the basis of the relative net asset values of the Class A and Class M shares on the conversion date without imposition of any sales load, fee or other charge.  When Class M shares of any Fund convert to Class A shares, a portion of any other Class M shares that have been acquired by each holder through the reinvestment of dividends or capital gains (“ Class M Dividend Shares”) on the converted Class M shares will also convert to Class A shares of the same Fund.  The portion of Class M Dividend Shares to be converted will be based upon the ratio of the Class M shares automatically converting to Class A shares to the total number of Class M shares then held by such holder.

Class X shares of any Fund automatically convert to Class A shares of the same Fund eight years after the first business day of the calendar month of their purchase.  Such conversion will be effected on the basis of the relative net asset values of the Class A and Class X shares on the conversion date without imposition of any sales load, fee or other charge.  When Class X shares of any Fund convert to Class A shares, a portion of any other Class X shares that have been acquired by each holder through the reinvestment of dividends or capital gains distributions (“Class X Dividend Shares”) on the converted Class X shares will also convert to Class A shares of the same Fund.  The portion of Class X Dividend Shares to be converted will be based upon the ratio of the Class X shares automatically converting to Class A shares to the total number of Class X shares then held by such holder.

New Class X shares of any Fund automatically convert to Class A shares of the same Fund ten years after the first business day of the calendar month of their purchase.  Such conversion will be effected on the basis of the relative net asset values of the Class A and New Class X shares on the conversion date without imposition of any sales load, fee or other charge.  When New Class X shares of any Fund convert to Class A shares, a portion of any other New Class X shares that have been acquired by each holder through the reinvestment of dividends or capital gains distributions (“New Class X Dividend Shares”) on the converted New Class X shares will also convert to Class A shares of the same Fund.  The portion of New Class X Dividend Shares to be converted will be based upon the ratio of the New Class X shares automatically converting to Class A shares to the total number of New Class X shares then held by such holder.

GENERAL

A.                     Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B.                     On an ongoing basis, the Directors/Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes.  The Directors/Trustees, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop.  Prudential Investments LLC, the Fund’s Manager, will be responsible for reporting any potential or existing conflicts to the Directors/Trustees.

Amended and restated as of July 19, 2006.